Exhibit 10.36

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Employment Agreement”), dated as of June 2, 2021, between Appliances Connection Inc., a Delaware corporation (the “Company”), and Albert Fouerti, an individual (the “Executive”).

BACKGROUND

The Company wishes to secure the services of the Executive as President of the Company and of its subsidiaries (with such other related duties and/or offices in the Company or its affiliates as may be assigned by the Company, its Board of Directors or Chief Executive Officer) upon the terms and conditions hereinafter set forth, and the Executive wishes to render such services to the Company and its subsidiaries upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment by the Company. The Company agrees to employ the Executive in the position of President of the Company and of the Company’s subsidiaries and have such duties and responsibilities as are reasonably and customarily assigned, and delegated to individuals serving in such positions and such other duties consistent with Executive’s title (with such other related duties and/or offices in the Company and its affiliates as may be assigned from time to time by the Company, its Board of Directors or Chief Executive Officer) and the Executive accepts such employment and agrees to perform such duties. The Executive agrees to devote his full customary business time and energies to the business of the Company and/or its affiliates to perform his duties hereunder. The Company represents and acknowledges that Executive shall serve as a member of the Board of Directors of 1847 Goedeker Inc., the Company’s parent, for no additional compensation.

2. Term of Employment. The term of this Employment Agreement (the “Term”) shall be for the initial period commencing on the date hereof and ending on the first anniversary of the date hereof, unless the Executive is earlier terminated as provided in Section 4 hereof. The Term shall be automatically extended for successive one-year periods unless either party provides the other with written notice of non-renewal at least thirty (30) days prior to the end of the initial Term or any renewal Term.

3. Compensation. As full compensation for all services to be rendered by the Executive to the Company and/or its affiliates in all capacities during the Term, the Executive shall receive the following compensation and benefits:

(a) Salary. An annual base salary of $400,000 (the “Base Salary”) payable not less frequently than monthly or at more frequent intervals in accordance with the then customary payroll practices of the Company.

(b) Participation in Employee Benefit Plans; Other Benefits. The Executive shall be permitted during the Term, if and to the extent eligible, to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company commensurate with the Executive’s position with the Company. Nothing in this Employment Agreement shall preclude the Company from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder, so long as such change similarly affects all Company employees. Notwithstanding anything herein to the contrary, Executive shall receive health, medical, dental and visions insurance equal to or greater than that which 1847 Goedeker Inc., the Company’s parent company, provides to its senior management executives. For the avoidance of doubt, annexed hereto as Exhibit A is a Benefits Overview containing specific benefit plan information applicable to Executive.

(c) Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s duties under this Employment Agreement, upon submission and approval of expense statements, vouchers or other supporting information in accordance with the then customary practices of the Company.

(d) Vacation. The Executive shall be entitled to four weeks of paid vacation per year.

(e) Withholding of Taxes. The Company may withhold from any benefits payable under this Employment Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(f) Bonus. In addition to the Base Salary, the Executive shall be entitled to an annual incentive bonus to the extent the Company achieves or exceeds the annual EBITDA objectives of the Company which shall be established by the Board of Directors of the Company promptly following the date of this Agreement. The percentage of Base Salary which the Executive shall be entitled to receive as a bonus is set forth on Exhibit B hereto next to the corresponding percentage of budgeted EBITDA of the Company which must be achieved in order to earn such bonus level. Any such bonus shall be payable within 30 days following delivery of the Company’s audited financial statements for the applicable year no later than April 30. For purposes of this Section 3(f), EBITDA of Company for any period shall mean the sum of the Company’s net earnings (or loss) before interest expense, income taxes, depreciation and amortization for said period (but excluding any extraordinary gains for such period), as determined in accordance with generally accepted accounting principles applied on a consistent basis.

4. Termination.

(a) Termination upon Death. If the Executive dies during the Term, this Employment Agreement shall terminate as of the date of his death.

(b) Termination upon Disability. If during the Term the Executive becomes unable, due to a physical or mental impairment to perform the essential functions of Executive’s job, with or without a reasonable accommodation, for a period of 180 days during any twelve- month period. Any question as to the existence of the Executive’s disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of disability made in writing to the Company and the Executive shall be deemed final for purposes of this Agreement. Upon a determination of disability, the Company may, by written notice to the Executive, terminate this Employment Agreement, in which event the Term shall terminate 10 days after the date upon which the Company shall have given notice to the Executive of its intention to terminate this Employment Agreement because of the disability.

(c) Termination for Cause. The Company may at any time by written notice to the Executive terminate this Employment Agreement immediately and, except as provided in Section 5(b) hereof, the Executive shall have no right to receive any compensation or benefit here- under on and after the date of such notice, in the event that an event of “Cause” occurs. For purposes of this Employment Agreement “Cause” shall mean:

(i) the Executive’s willful failure to perform Executive’s duties hereunder other than a failure to perform resulting from death or physical or mental disability) and failure by the Executive to cure such breach within thirty (30) days of written notice thereof from the Company;

(ii) the commission by the Executive of fraud or intentional material misrepresentation in connection with his employment, including, but not limited to, misappropriation or embezzlement of any funds of the Company or any of its affiliates;

(iii) the commission by the Executive of any willful misconduct having the effect of materially injuring the reputation, business or business relationships of the Company or any of its affiliates;

(iv) the entering by the Executive of a plea of guilty or nolo contendere to, or the conviction of the Executive for, a crime involving the unlawful theft or conversion of monies or other property, or any fraud or embezzlement offense which carries a potential penalty of imprisonment for more than ninety (90) days and/or a fine in excess of Ten Thousand US Dollars ($10,000);

(v) the Executive’s consistent abuse of alcohol, prescription drugs or controlled substances, which interferes with the performance of his duties to the Company and which continues after the Company has provided the Executive at least thirty (30) days’ prior written notice thereof;

(vi) the Executive’s willful disregard of any material rule or policy of the Company and failure to cure the same within thirty (30) days of written notice thereof from the Company; or

(vii) excessive absenteeism of the Executive other than for reasons of illness that has not been cured, after at least thirty (30) days’ written notice from the Company with respect thereto.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive's employment without notice and with immediate effect.

(d) Termination without Cause. The Company may terminate this Employment Agreement at any time, without cause, upon 30 days’ written notice by the Company to the Executive and, except as (i) provided in Section 5(a) hereof; (ii) the payment of any accrued but unpaid Base Salary, unused vacation, reimbursement for unreimbursed expenses; (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs; and (iii) so long as the Company has achieved its budgeted EBITDA level for the period commencing with the end of the Company’s immediately previous fiscal year through the Termination Date, an amount equal to the product of the bonus paid to the Executive in respect of the immediately preceding fiscal year pursuant to Section 3(g), times the quotient obtained by dividing (x) the number of full calendar months occurring since the end of the immediately previous fiscal year through the Termination Date, by (y) 12, the Executive shall have no right to receive any compensation or benefit hereunder after such termination. The amounts set for in this subsection (d)(ii) through (iii) shall be referred to herein collectively as the “Accrued Amounts.” The Company’s non-renewal of the Term shall be deemed a Termination without Cause.

(e) Resignation for Good Reason. Executive may termination this Employment Agreement at any time, for Good Reason (as defined below), upon 30 days’ written notice by the Executive to the Company and, except as provided in Section 5(a) hereof and the Accrued Amounts. The Executive’s non-renewal of the Term for Good Reason shall be deemed a resignation for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) a reduction in the Executive’s Base Salary;

(ii) a reduction in the Executive’s Bonus opportunity;

(iii) a relocation of the Executive’s principal place of employment by more than twenty five (25) miles;

(iv) any breach by the Company of any material provision of this Agreement or any provision of any other agreement between the Executive and the Company;

(v) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(vi) the Company’s failure to nominate the Executive for election to the Board and for the Executive to be elected and re-elected, as applicable;

(vii) an adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); and

(viii) an adverse change in the reporting structure applicable to the Executive.

The Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason and the Company has had at least ten (10) business days from the date on which such notice is provided to cure such circumstances.

5. Severance Payments.

(a) Certain Severance Payments. If during the Term the Company terminates this Employment Agreement pursuant to Section 4(d) hereof, or the Executive terminates this Employment Agreement pursuant to Section 4(e) hereof, all compensation payable to the Executive under Section 3 hereof shall cease as of the date of termination specified in the Company’s notice (the “Termination Date”), and the Company shall in addition to paying the Accrued Amounts, pay to the Executive, subject to Section 6 hereof, the following sums: (i) the Base Salary on the Termination Date for the greater of (x) six months and (y) the remainder of the Term (the applicable period being referred to as the “Severance Period”), payable in monthly installments; If, prior to the date on which the Company’s obligations under clause (i) of this Section 5(a) cease, the Executive violates Section 6 hereof, then the Company shall have no obligation to make any of the payments that remain payable by the Company under this section on or after the date of such violation. The payment of severance as required by this Section 5(a) may be conditioned by the Company on the delivery by the Executive of a release of and all claims that the Executive may have against the Company which release shall be in form and substance satisfactory to the Company.

(b) Severance Payments upon Termination for Cause, Death or Disability. If this Employment Agreement is terminated by the Company pursuant to Sections 4(a), 4(b) or 4(c) hereof, the Executive (or his estate or representative as applicable) shall receive only the amounts specified in clause (ii), (iii) and (iv) of Section 5(a) hereof.

6. Certain Covenants of the Executive.

(a) Covenants Against Competition. The Executive acknowledges that: (i) he is one of the limited number of persons who will assist with developing the current business of the Company, which involves the wholesale and retail sale of home goods and appliances (the “Company’s Current Lines of Business”); (ii) the Company and its affiliates conduct business nationwide; (iii) his work for the Company will bring him into close contact with many confidential affairs not readily available to the public; and (iv) the covenants contained in this Section 6 will not involve a substantial hardship upon his future livelihood. In order to induce the Company to enter into this Employment Agreement, the Executive covenants and agrees that:

(i) Non-Compete. During the Term and for the Severance Period (the “Restricted Period”), the Executive shall not, in those states in the United States of America in which either the Company or any of its Subsidiaries or affiliates then operates within the Company’s Current Lines of Business, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business that is competitive with the Company’s Current Lines of Business for the Executive’s own benefit or for the benefit of any person or entity other than the Company or affiliate of the Company; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business that operates within the Company’s Current Lines of Business; provided, however, that the Executive may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company’s Current Lines of Business. In addition, during the Restricted Period, the Executive shall not develop any property for use in the Company’s Current Lines of Business on behalf of any person or entity other than the Company, its Subsidiaries and affiliates.

(ii) Confidential Information. The Executive understands that during the Term, the Executive will have access to and learn about Confidential Information, which includes information not generally known to the public, in spoken, printed, electronic, or any other form or medium relating directly to account information, pricing policies, customer lists, computer software and hardware, or any other written materials relating to the Company’s business or the customers of the Company or any affiliate of the Company or any trade secrets or confidential information, including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any affiliate of the Company, whether generated by the Executive or by any other person, except as required in the course of performing his duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources or independent third parties (other than as a direct or indirect result of unauthorized disclosure by the Executive).

(iii) Employees of and Consultants to the Company. During the Restricted Period, the Executive shall not, directly or indirectly (other than in furtherance of the business of the Company), initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then or who has been within the preceding 12- month period, an employee of or consultant to the Company or any of its affiliates to terminate employment with, or a consulting relationship with, the Company or such affiliate, as the case may be, or to become employed by or enter into a contract or other agreement with any other person, and the Executive shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person.

(iv) Solicitation of Customers. During the Restricted Period, the Executive shall not, knowingly directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any person who is then or has been within the preceding 12-month period a customer or account of the Company or its affiliates, or any actual customer leads whose identity the Executive learned during the course of his employment with the Company, to terminate or to adversely alter its contractual or other relationship with the Company or its affiliates.

(b) Rights and Remedies Upon Breach. If the Executive breaches any of the provisions of Section 6(a) hereof (collectively, the “Restrictive Covenants”), the Company and its affiliates shall, in addition to the rights set forth in Section 5(a) hereof, have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach may cause irreparable injury to the Company and its affiliates and that money damages will not provide an adequate remedy to the Company and its affiliates.

(c) Severability of Covenants. If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

(d) Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Covenants and only in such jurisdiction where the Executive’s alleged violation of the Restrictive Covenants occurred. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

7. Other Provisions.

(a) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, to the parties at the addresses specified on the signature page hereto, or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given so long as such provides a receipt of delivery, when so delivered personally, telecopied, telegraphed or telexed, or mailed.

(b) Entire Agreement. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto.

(c) Waivers and Amendments. This Employment Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(d) Governing Law. This Employment Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

(e) Binding Effect; Benefit. This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns permitted or required by Section 7(f) hereof. Nothing in this Employment Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Employment Agreement.

(f) Assignment. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign this Employment Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

(g) Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(h) Headings. The headings in this Employment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

APPLIANCES CONNECTION INC.

By:	/s/ Douglas T. Moore
Name:	Douglas T. Moore
Title:	Chief Executive Officer

Address:

EXECUTIVE:

/s/ Albert Fouerti
Name: Albert Fouerti

Address:	1870 Bath Avenue
Brooklyn, NY 11214

Exhibit A

Benefits Overview

1.	Goedeker 401(k) Plan

•	Eligible to all full-time employees after one-year of service

•	Company will match 1% of employee 5% contribution

2.	See attached for summary of benefits under Health, Life and Disability, Dental, Vision and Critical Illness and Accident policies

Exhibit B

Bonus Criteria

% of Budgeted Company EBITDA	Bonus as a % of Base Salary
125%	100%
120%	95%
115%	90%
110%	85%
105%	80%
100%	75%
95%	80%
90%	65%
<90%	0